Exhibit (i)

                                  [Letterhead]
                           Davis Graham & Stubbs LLP
                           -------------------------


                               September 28, 2004



Westcore Trust
1225 17th Street, 26th Floor
Denver, CO  80202

         Re:      Westcore Trust
                  Post-Effective Amendment No. 58 (1940 Act)
                  Dated September 28, 2004 (the "Registration Statement")

Gentlemen:

         We have acted as counsel for Westcore Trust, a Massachusetts business trust (the "Trust"), in connection with the registration of its shares of beneficial interest, without par value, under the Securities Act of 1933, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. Pursuant to such authority, the Board of Trustees has previously classified an unlimited number of the Trust's shares of beneficial interest into classes designated as Classes B-1, G-1, H-1, I-1, J-1, S-1, X-1, Z-1, BB-1, CC-1, and FF-1 (the "Classes") and may classify each Class into one or more series of shares (the "Series"). At present, each Class has one authorized Series. The Classes and Series are referred to herein as the "Shares." You have asked for our opinion on certain matters relating to the Shares. The Board of Trustees has previously authorized the issuance of the Shares to the public.

         We have reviewed the Trust's Amended and Rested Declaration of Trust, as amended, its Amended and Rested Code of Regulations, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have considered necessary.

         This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America. We have relied on an opinion of Ropes & Gray LLP, special Massachusetts counsel to the Trust, insofar as our opinion below relates to matters arising under the laws of the Commonwealth of Massachusetts.


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         We have also assumed the following for this opinion:

         1. The Shares have been, and will continue to be, issued in accordance with the Trust's Amended and Restated Declaration of Trust, as amended, and Amended and Restated Code of Regulations and resolutions of the Trust's Board of Trustees and shareholders relating to the creation, authorization and issuance of the Shares.

         2. The Shares have been, or will be, issued against consideration therefor as described in the Trust's prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid, and non-assessable Shares of the Trust.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Amended and Restated Declaration of Trust, as amended, disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Amended and Restated Declaration of Trust, as amended, provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

         We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required.


                                              Very truly yours,


                                              /s/ DAVIS GRAHAM & STUBBS LLP
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                                              DAVIS GRAHAM & STUBBS LLP